EXECUTIVE MANAGEMENT EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) between Ecotality, Inc., a Nevada corporation (the “Company”), and Murray Jones (“Employee”), is entered into as of January 1, 2012 (the “Effective Date”).

AGREEMENT

In consideration of the mutual benefits derived from this Agreement, and the agreements, covenants and provisions hereof, the parties hereto agree as follows:

1.           TERM OF EMPLOYMENT.  As of the Effective Date, the Company hereby employs Employee through December 31, 2013 unless terminated earlier in accordance with Section 4 (Termination) (“the Term”).  On or before the date that is 90 days prior to the end of the Term, the Board of Directors shall provide employee with written notice informing Employee as to whether or not they intend to have this Agreement extended beyond the contemplated Term.

2.           POSITION.  The company shall employ Employee in the position of Chief Operating Officer (“Position”).  Employee will render business and professional services in performance of Employee’s duties, consistent with Employee’s position within the company, as shall reasonably be assigned to Employee at any time and from time to time by the Chief Executive Officer of the Company (“CEO”) or  the Board of Directors.

2.1           Obligations.  While employed hereunder, Employee will perform his/her duties faithfully and to the best of Employee’s ability.  Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO or  the Board of Directors; provided, however, that notwithstanding anything to the contrary in  accordance with Sections 5 (Non-Competition, Non-Solicitation and Confidentiality) and 6 (Inventions), Employee may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company.

2.2           Duties & Responsibilities.  Employee agrees to perform such services as are customary to such Position, including, without limitation, those services set forth on Exhibit A attached hereto and made a part hereof and as shall from time to time be reasonably assigned to him/her by the CEO  or  the Board of Directors (the “Services”).

2.3           Regular Place of Employment.  Employee’s regular place of employment shall be the greater Phoenix area in  Arizona.   Employee may be required from time to time to travel to other geographic locations in connection with the performance of his/her duties hereunder.

2.4           At-Will Employment.  Subject to the terms and conditions hereof including, without limitation, Sections 4 (Termination), the Company and the Employee acknowledge that the Employee’s employment is and shall continue to be terminable at-will, either party able to terminate the employment relationship with or without Cause.

3.           COMPENSATION AND BENEFITS

3.1           Cash Compensation.

(a)           Base Salary.  The Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $275,000 (the “Base Salary”).  Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices.  Each year, on the anniversary of the execution of this Agreement, Employee shall be provided an annual employment review in writing which may result in an increase to Employee’s Base Salary.  The annual review is primarily an avenue for feedback and discussion of Employee’s job performance.  Any increase in Employee’s Base Salary which may be granted shall be done at the sole discretion of the Board of Directors.

(b)           Incentive Bonus.  In addition to the Base Salary, Employee may receive an annual performance bonus in cash under this Agreement equal to an amount to be determined by the Board of Directors (the “Incentive Bonus”).  The amount of such Incentive Bonus has a target equal to 30% percent of Employee’s then current Base Salary (the “Target Bonus Amount”).  Such Incentive Bonus, if any, shall be based upon performance objectives to be mutually determined by the CEO or the Board of Directors. Performance objectives will be determined in writing on or before February 1st of each year.

3.2           Stock and Option Grants.  Employee shall be eligible to be granted shares of the Company’s common stock and options to purchase shares of the Company’s common stock subject to the approval of the Board of Directors that shall be based on Employee’s performance during the year prior to each anniversary of this Agreement. Such grants shall vest and be exercisable according to the standard terms of the Company’s stock plan in effect at the time of the grant. Employee shall be granted 100,000 options to purchase shares of the Company’s common stock subject to the approval of the Board of Directors (the “Options”).  A portion of the Options will vest on each anniversary of the Effective Date (each, a “Vesting Date”) over a period of two years with 50,000 options (the “Annual Vesting Amount”) vesting on each such Vesting Date.

3.3           Fringe Benefits.

(a)           Benefits.  Employee shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, which with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.  Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time.  The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(b)           Vacation.  Employee shall earn vacation days at the rate of twenty (20) days per year.  The accrual and carry over of vacation time shall be in accordance with company policy.

(c)           Reimbursement of Expenses.  The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  The Company shall reimburse Employee for reasonable expenses incurred in connection with relocating to Greater Phoenix area, expressly limited to those items listed on Exhibit B attached hereto and made a part hereof.

4.           TERMINATION

4.1           Termination.

(a)           Termination for Cause.  During the Term, the Company may terminate Employee’s employment under this Agreement For Cause (as defined below).  Grounds for the Company to terminate the Agreement “For Cause” shall be limited to the occurrence of any of the following events:

(i)           Employee’s failure to substantially perform the Services in good faith (provided in the case of illness, injury or disability that the Company has provided reasonable accommodation under applicable disabilities laws);

(ii)          Employee’s commission of an act of intentional misrepresentation, fraud, willful disobedience of a lawful directive or gross misconduct that detrimentally affects the Company;

(iii)         Employee’s commission of any act in contravention of Employee’s undertakings contained in Section 5 of this Agreement (Non-Competition, Non-Solicitation and Confidentiality); or

(iv)         Employee’s conviction of a felony.

Prior to terminating Employee For Cause pursuant to Section 4(a)(i), the Company shall deliver a written notice to Employee (the “Company Notice”) which identifies, in reasonable detail, the basis on which the Company believes it may terminate Employee’s employment For Cause.  Employee shall have a period of 30 days from the date of the Company Notice to cure any alleged breach or respond in writing to the Company describing, in reasonable detail, the basis on which Employee believes the Company does not have grounds to terminate this Agreement For Cause (the “Employee Response”).  If, at the end of such 30-day period: (1) Employee has not cured the alleged breach or (2) the Company determines, in good faith after taking into account the Employee Response, that the basis for termination described in the Company Notice remains valid, then the Company may, in its reasonable discretion, terminate Employee For Cause.  Any dispute over termination of Employee’s employment For Cause shall be resolved in accordance with Section 7.3 (Mediation) of this Agreement.

(b)           Good Reason. For purposes of this Agreement, Employee may terminate his/her employment with the Company for “Good Reason” as a result of the Company: (i) requiring Employee to perform job duties and responsibilities that are materially inconsistent with the Services; or (ii) materially breaching the terms of this Agreement.  Prior to resigning for Good Reason, Employee shall, within 30 days of the applicable action or breach, deliver a written notice to the Company which identifies, in reasonable detail, the basis on which Employee believes he has Good Reason to terminate his/her employment and the Company shall have a period of 30 days from the date of such notice to reasonably cure any alleged breach or respond to Employee, in writing and in reasonable detail, describing the basis on which the Company believes Employee does not have Good Reason to terminate employment.  Any dispute as to the whether Employee has Good Reason to terminate employment shall be resolved in accordance with Section 7.3 (Mediation) of this Agreement.

(c)           Voluntary Termination.  For the purposes of this Agreement, “Voluntary Termination” shall mean Employee’s voluntary resignation or retirement from the Company for any reason other than Good Reason.

(d)           Termination Without Cause.  The Company may terminate Employee’s employment under this Agreement without cause or notice at any time, in accordance to Section 2.4 (At-Will Employment).

(e)           Disability.  At the Company’s election, Employee’s employment and this Agreement shall terminate upon Employee becoming totally or permanently disabled for a period of 90 days or more in any 12-month period.  For purposes of this Agreement, the term “totally or permanently disabled” means Employee’s inability on account of sickness or accident, whether or not job-related, to perform the essential duties associated with Employee’s position with the Company (after any accommodations required by the Americans with Disabilities Act or applicable state law).

(f)           Death of Employee.  Employee’s employment and this Agreement shall terminate immediately upon death of Employee.

(g)           Termination by Mutual Agreement of the Parties.  Employee’s employment and this Agreement may be terminated at any time upon a mutual agreement in writing of the parties hereto.  Any such termination of employment shall have the consequences specified in such agreement.

4.2           Effect of Termination.

(a)           Termination For Cause; Voluntary Termination; Expiration of Term. If Employee’s employment hereunder shall be terminated at any time by the Company For Cause or by Employee by Voluntary Termination, upon the death of Employee or upon expiration of the term of this Agreement, the Company shall have no further obligation to Employee under this Agreement other than (i) accrued but unpaid Base Salary, subject to standard deductions and withholdings, and (ii) other accrued benefits required by law, prorated to the date of termination.

(b)           Termination Without Cause or for Good Reason.  If Employee’s employment hereunder is terminated by the Company without cause or by Employee for Good Reason, then Employee shall be entitled to (i) accrued but unpaid Base Salary, subject to standard deductions and withholdings, and (ii) starting seven days after Employee has furnished to the Company an executed waiver and release of claims, Employee shall be entitled to receive: (A) semi-monthly in arrears, payments equal to the semi-monthly amount of Employee’s Base Salary in effect at the time of termination (the “Termination Date”) for a period ending twelve (12) months following such Termination Date (the “Severance Period”), subject to standard deductions and withholdings; (B) payment of Employee’s healthcare insurance premiums during the Severance Period providing coverage substantially the same as that provided prior to the Termination Date; (C) accrued but unpaid Incentive Bonus, if any, subject to standard deductions and withholdings; (D) if the Termination Date occurs on a date other than December 31, an amount (the “Pro Rated Bonus”) equal to the product of (x) the Target Bonus Amount multiplied by (y) a fraction (the “Pro Rated Ratio”), the numerator of which is equal to the number of calendar days, up to and including the Termination Date, in the calendar year in which the Termination Date occurs, and the denominator of which is equal to the total number of calendar days in such calendar year (i.e. 365 or, in a leap year, 366); (E) acceleration of that number of Options equal to (x) the Annual Vesting Amount multiplied by (y) the Pro Rated Ratio; provided however, that if, during the Severance Period, Employee commits any act in contravention of Employee’s undertakings contained in Section 5 of this Agreement (Non-Competition, Non-Solicitation and Confidentiality), the Company shall not thereafter be obligated to pay such Base Salary, such healthcare insurance premiums, such Pro Rated Bonus, or to accelerate the vesting of such Options to, on behalf of, or for the benefit of, Employee.  In addition, there will be no equity grant acceleration during the Severance Period.

4.3           Change of Control Benefits.  If Employee (i) is terminated by the Company without Cause or resigns for Good Reason within sixty (60) days prior to an announcement of a Change of Control or as a result of or in connection with a Change of Control or (ii) is terminated by the Company (or its successor corporation) without Cause or resigns for Good Reason  within twelve (12) months following a Change of Control, and provided that Employee signs and does not revoke a release, then Employee shall be entitled to those benefits set forth in Section 4.2 (b) above.

Notwithstanding the foregoing, in the event that the benefits provided for in this Section 4.3 (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits otherwise payable under this Section 4.3 shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax.  Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4.3 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculation required by this Section 4.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.3.  The Company shall bear all costs the Accountants reasonably incur in connection with any calculations contemplated in this Section 4.3.

4.4           Tax Matters; Section 409A of Internal Revenue Code.  Employee hereby elects to receive, and the Company hereby agrees to pay, the compensation payable to Employee under Section 4.2 of this Agreement (the “Post-Termination Compensation”) at the time, in the manner, and on the terms and conditions set forth in this Section 4.  Employee understands and agrees that he has no right to any post-employment compensation other than the Post-Termination Compensation.  The parties acknowledge and agree that the Post-Termination Compensation is intended to be for Employee’s compliance with the restrictions in Section 5 and is not to be considered deferred compensation or severance pay in connection with Employee’s employment under this Agreement.

(a)           Notwithstanding the foregoing, however, if any payment, compensation or other benefit provided to Employee in connection with his resignation is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Employee is a specified employee as defined in Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Employee during the period between the date of termination and the New Payment Date shall be paid to Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Employee that would not be required to be delayed if the premiums therefore were paid by Employee, Employee shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Employee an amount equal to the amount of such premiums paid by Employee during such six-month period promptly after its conclusion.

(b)           The parties hereto acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

(c)           Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)           For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

5.           NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

5.1           Non-Competition.  In consideration of (a) Employee’s position, specialized training and access to Confidential Information, (b) the disclosure of Confidential Information to Employee during the Term, and (c) the payments made or to be made in the future to Employee under this Agreement, Employee covenants and agrees that during the Term and for a period of one year after the termination of Employee’s employment with the Company, Employee shall not either individually or as a partner, joint venturer, consultant, shareholder, member or Representative of another Person or otherwise, directly or indirectly, participate in, engage in , or have a financial or management interest in, promote, or assist any other Person (other than the Company or its affiliates (collectively, the “Company Group”) in any business operation or any enterprise if such business operation or enterprise engages or is preparing or planning to engage, in a business that is substantially similar to, or competes for business with, any of the Company Group, within any geographic location that the Company conducts business or otherwise has business interest.  The Company’s rights pursuant to this Section 5.1 are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

5.2           Non-Solicitation.

(a)           Information About Other Employees.  Employee will be called upon to work closely with employees of Company in performing services under this Agreement.  All information about such employees which becomes known to Employee during the course of his/her employment with Company, and which is not otherwise known to the public, including compensation or commission structure, is a Trade Secret of Company and shall not be used by Employee in soliciting employees of Company at any time during or after termination of his/her employment with Company.

(b)           Solicitation of Employees Prohibited.  During Employee’s employment and for one year following the termination of Employee’s employment, Employee shall not, directly or indirectly ask, solicit or encourage any employee(s) of Company to leave their employment with Company.  Employee further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

(c)           Solicitation of Customers Prohibited.  For a period of one year following the termination of Employee’s employment, Employee shall not, directly or indirectly solicit the business of any of Company's customers in any way competitive with the business or demonstrably anticipated business of the Company.  Employee further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

(d)           Unfair Competition, Misappropriation of Trade Secrets and Violation of Solicitation/Noncompetition Clauses.  Employee acknowledges that unfair competition, misappropriation of trade secrets or violation of any of the provisions contained in Articles 5 (Non-Competition, Non-Solicitation and Confidentiality) and 6 (Inventions) would cause irreparable injury to Company, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that Company shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

5.3           Trade Secrets, Confidential Information and Inventions.

(a)           Trade Secrets In General.  During the course of Employee's employment, Employee will have access to various trade secrets, confidential information and inventions of Company as defined below.

(i)           “Confidential Information” means all information and material which is proprietary to the Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained from the Company by the Employee, which relates to the Company’s past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: business records, intellectual property licensing programs, licensing terms and conditions, strategic planning, business acquisition planning, business development, joint venture planning, forward planning, strategic initiatives, prospective patent portfolio information, prospective investor information, prospective joint venture information, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how”, new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by subparagraph (iii), or non-public business information. Confidential Information does not include any information which (1) was in the lawful and unrestricted possession of the Employee prior to its disclosure by the Company, (2) is or becomes generally available to the public by acts other than those of the Employee after receiving it, or (3) has been received lawfully and in good faith by the Employee from a third party who did not derive it from the Company.

(ii)           “Inventions” means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or “know-how” related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.

(iii)           “Trade Secrets” shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.

This section includes not only information belonging to Company which existed before the date of this Agreement, but also information developed by Employee for Company or its employees during his/her employment and thereafter.

(b)           Restriction on Use of Confidential Information.  Employee agrees that his/her use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.

(i)           Non-Disclosure.  Except as required by the performance of the Employee’s services to the Company under the terms of this Agreement, neither the Employee nor any of his/her agents or representatives, shall, directly or indirectly, publish or otherwise disclose, or permit others to publish, divulge, disseminate, copy or otherwise disclose the Company’s Trade Secrets, Confidential Information and/or Inventions as defined above.

(ii)           Use Restriction.  Employee shall use the Trade Secrets, other Confidential Information and/or Inventions only for the limited purpose for which they were disclosed.  Employee shall not disclose the Trade Secrets, other Confidential Information and/or Inventions to any third party without first obtaining written consent from the Board of Directors and shall disclose the Trade Secrets, other Confidential Information and/or Inventions only to Company's own employees having a need know.  Employee shall promptly notify the Board of Directors of any items of Trade Secrets prematurely disclosed.

(iii)           Surrender Upon Termination.  Upon termination of his/her employment with Company for any reason, Employee will surrender and return to Company all documents, equipment, materials and records (in any media) in his/her possession or control which reference or contain Trade Secrets, Inventions and other Confidential Information.  Employee shall immediately return to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other Company property in his/her possession or under his/her control, relating to or used in connection with the past, present or anticipated business of the Company, or any affiliate or subsidiary thereof.  Employee acknowledges and agrees that all such lists, books, records, materials and documents, are the sole and exclusive property of the Company.  If Employee does not promptly surrender the aforementioned Company property and documents, Employee agrees that he shall be responsible for reimbursing Company for all costs, including attorneys’ fees, incurred by Company in an attempt to recover said property and documents.

(iv)           Prohibition Against Unfair Competition.  At any time after the termination of his/her employment with Company for any reason, Employee will not engage in competition with Company while making use of the Trade Secrets of Company.

6.           INVENTIONS

6.1           Invention Retained.  Employee agrees that there are no inventions, process, designs, technology, information, software, documentation, illustrations, artwork, photographs, trademarks, materials, original works of authorship, and trade secrets which were made by Employee prior to commencement of any employment by the Company of Employee (collectively referred to as “Prior Inventions”), which belong solely to Employee or belong to Employee jointly with another, which relate in any way to the Company Group’s business.

6.2           Assignment of Inventions.  Employee hereby assigns to the Company all of his/her right, title and interest throughout the world in and to any and all inventions, process, designs, technology, information, software, documentation, illustrations, artwork, photographs, trademarks, materials, original works, of authorship, or trade secrets which Employee may solely of jointly conceive or develop or reduce to practice, during his/her relationship with the Company which (a) pertain to any business activity of the Company Group; or (b) are aided by use of time, materials, Confidential Information or facilities of the Company Group; or (c) relate to any of his/her work for the Company (collectively referred to as “Inventions”).  Employee hereby assigns to the Company all of his/her right, title and interest throughout the world in and to any and all intellectual property rights associated with such Inventions, including, without limitation, patents, patent rights, copyrights, trademark rights, trade dress rights and trade secret rights.  Employee will promptly make full written disclosure to the Company of all Inventions and will hold all Inventions in trust for the sole right and benefit of the Company.  All copyrightable works made by Employee are, or shall be treated as, “works made for hire” to the greatest extent permitted by applicable law.  Employee’s assignment to the Company of Inventions includes Inventions created during his/her relationship with the Company prior to the date of this Agreement.

6.3           Moral Rights.  Employee’s assignment to the Company of Inventions includes (a) all rights of attribution, paternity, integrity, disclosure and withdrawal, (b) any rights Employee may have under the Visual Rights Act of 1990 or similar federal, state, foreign or international laws or treaties, and (c) all other rights throughout the world sometimes referred to as “moral rights” (collectively “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Employee hereby waives such Moral Rights to the extent permitted under applicable law and consents to any and all actions of the Company that would otherwise violate such Moral Rights.

6.4           Intellectual Property Rights.  Employee agrees to assist the Company in all reasonable manners (at the expense of the Company) to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, or other intellectual property rights relating thereto in any and all countries.  If the Company is unable for any reason to secure Employee’s signature to apply for or to pursue any application for any United States of foreign patents or copyright registrations covering Inventions assigned to the Company, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers as Employee’s agent and attorney in fact, to act for and in Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letter patent or copyright registrations with the same legal force and effect as if originally executed by Employee.

7.           MISCELLANEOUS

7.1           Notices.  Notices and all other communications contemplated by this agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage pre-paid.  In case of the Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing, with a copy to Employee’s counsel as designated by Employee whose address, if any, is provided below.

Employee’s Counsel:	N/A _____________________

_____________________

_____________________

In case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

7.2           Remedies.

(a)           Injunctive Relief.  Employee acknowledges and agrees that the covenants and obligations contained in the Agreement relate to special, unique and extraordinary matters and that any breach or threatened breach of this Agreement may result in irreparable harm to the Company for which adequate remedy at law is not available.  Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining Employee from committing any violation of such covenants and obligations.

(b)           Remedies Cumulative.  The Company’s right and remedies in respect of this Section are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

7.3           Mediation.  The parties agree that, in the event of any dispute between or among them or claim for relief by either party against the other or any agency, successor, or assignee of the other, other than claims for injunctive relief requiring immediate intervention to prevent irreparable harm or damage, no claim for relief shall be filed until the claimant party has notified the other party in writing of the claim and the parties have submitted the matter to the National Arbitration Forum for mediation, under the Rules of Mediation of the Forum. The parties agree to participate, in good faith, in the mediation process, with the purpose to resolve any and all such claims and disputes without the necessity of litigation and agree that with regard to such claims, no claim shall be filed unless and until the parties agree or the mediator declares that an impasse exists. Company shall pay all cost and fees related to or arising out of the mediation process (expressly excluding Employee’s  attorney’s fees, subject to the provisions of Paragraph 7.4 below).
7.4           Prevailing Party.  If any dispute arises between the parties hereto concerning this Agreement or their respective rights, duties and obligations hereunder, the party prevailing in such proceeding shall be entitled to reasonable attorney’s fees and cost in addition to any other relief that may be granted.

7.5           Assignment.  Employee may not assign, transfer or delegate his/her rights or obligations hereunder, and any attempt to do so shall be void.  The Company may not assign this Agreement to any person without the prior written consent of Employee; provided that the Company may assign this Agreement to its parent or any successor entity of any of the foregoing without such prior written consent.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

7.6           Entire Agreement.  This Agreement shall supersede and replace all prior agreements or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof.

7.7           Severability.  The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

7.8           Continuing Obligations.  The Provisions contained in Articles 5 (Non-Competition, Non-Solicitation and Confidentiality) and 7 (Miscellaneous), and Sections 4.2 (Effect of Termination), 4.4 (Tax Matters), 6.2 (Assignment of Inventions), 6.3 (Moral Rights) and 6.4 (Intellectual Property Rights) of this Agreement shall continue and survive the termination of this Agreement.

7.9           Counterparts.  This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

7.10           Applicable Law.  This Agreement and the rights and obligations of the Company and Employee hereunder shall be governed by and construed and enforced under the laws of the state of Arizona, without reference to any principles of conflict of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ECOTALITY, INC.

By:
Name:
Title:

Address:

Facsimile:	(_____) ______-________

Murray Jones

By:
Murray Jones

Address:

Facsimile:	(_____) ______-________

EXHIBIT A

Certain Detailed Responsibilities

▪	Partner with the CEO to build a high performing executive team
▪	Collaborate with the CEO and CFO to define short and long-term organizational strategy and plans
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Partner with the CEO and CFO to facilitate the Executive Team management process with a focus on tracking and monitoring organizational performance against strategy and plans while driving decision-making on key issues

▪	Provide guidance and support of daily operations with individual departments including Marketing, Products, Services, Sales, Engineering, Operations, Finance, and Human Resources
▪	Identify and lead operational and financial improvement initiatives in support of the organizational strategy
▪	Rationalize engineering and manufacturing requirements for optimal price/value performance as well as the maintenance of design excellence and leadership.
▪	Provide ongoing, transparent, and consistent communications to the organization regarding progress of organizational strategy and plans while serving as a visible champion of the Company culture
▪	Represent the Company externally to support business development, marketing, and customer management as needed
▪	Participate in ongoing Advisory Board and Board of Directors meetings as required.